UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Trimble Navigation Limited
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TRIMBLE NAVIGATION LIMITED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2013

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Trimble Navigation Limited (the “Company”) will be held at 945 Stewart Drive, Sunnyvale, California 94085 in the Orion Conference Room, on Tuesday, May 7, 2013, at 5:30 p.m. local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To hold an advisory vote on compensation for our Named Executive Officers.

3.	To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current fiscal year ending January 3, 2014.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only shareholders of record at the close of business on March 8, 2013, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote via the Internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy, in accordance with the detailed instructions on your proxy card. Any shareholder attending the meeting may vote in person even if such shareholder previously voted via the Internet, by telephone or by returning a proxy.

We have decided to use the U.S. Securities and Exchange Commission’s “notice and access” rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. This means most of our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting, and help reduce the environmental impact of our Annual Meeting.

On approximately March 22, 2013, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials, including the notice of Annual Meeting, proxy statement and proxy card. If you received your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.trimble.com/annuals.cfm.

Sunnyvale, California March 22, 2013	For the Board of Directors, Ulf J. Johansson Chairman of the Board

TRIMBLE NAVIGATION LIMITED

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

May 7, 2013

The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Navigation Limited, a California corporation (the “Company”), for use at the Company’s annual meeting of shareholders (“Annual Meeting”), to be held at 945 Stewart Drive, Sunnyvale, California 94085 in the Orion Conference Room, on Tuesday, May 7, 2013, at 5:30 p.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California, 94085. The telephone number at that address is (408) 481-8000.

A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California, 94085. Full copies of the Company’s annual report on Form 10-K for the 2012 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the Internet at the Company’s web site at http://investor.trimble.com/annuals.cfm.

Shareholders may obtain directions to attend the Annual Meeting by contacting the Company by phone at 1-408-481-8000.

General directions to the Annual Meeting are as follows:

From San Francisco:

Take U.S. Route 101 South toward San Jose; take exit 394 for Lawrence Expressway south. Turn right on east Duane Ave. Turn left at the traffic signal onto Stewart Drive and proceed to 945 Stewart Drive.

From San Jose:

Take U.S. Route 101 North to Lawrence Expressway. Take exit 394 for Lawrence Expressway south. Turn right on east Duane Ave. Turn left at the traffic signal onto Stewart Drive and proceed to 945 Stewart Drive.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. As a result, on or about March 22, 2013, we mailed our shareholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help minimize the environmental impact of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on March 8, 2013 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 127,862,016 shares of common stock, without par value (“Common Stock”) (without adjusting for the 2-for-1 stock split described below). On February 11, 2013, the Company’s Board of Directors approved a 2-for-1 split of all outstanding shares of Common Stock. Each shareholder of record of Common Stock on the close of business on March 6, 2013 was entitled to receive one additional share of Common Stock for every outstanding share held on that date. The distribution of new shares occurred on March 20, 2013 and trading began on a split-adjusted basis on March 21, 2013 (the “2-for-1 Stock Split”). All shares and per share information presented herein have been adjusted to reflect the 2-for-1 Stock Split, unless otherwise indicated. Since the record date for the 2-for-1 Stock Split is before the Record Date, all shares issued in the stock split will be eligible to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the Internet) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters, and shareholders may cumulate such votes in the election of directors, as described below. An automated system administered by the Company’s agent tabulates the votes.

Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Annual Meeting and the presence or absence of a quorum. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes have no effect on Item I (Election of Directors). In the case of each of the other items, abstentions and broker non-votes have no effect on determining whether the affirmative vote constitutes a majority of the shares present and voting at the Annual Meeting in person or by proxy. Approval of these other items also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, however, and therefore abstentions and broker non-votes could prevent the approval of these other items because they do not count as affirmative votes.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Items I and II are non-routine matters. Item III is a routine matter.

Voting via the Internet or by Telephone

Shareholders may vote by submitting proxies electronically either via the Internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the Internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a shareholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each shareholder.

In order to allow individual shareholders to vote their shares and to confirm that their instructions have been properly recorded, the Internet and telephone voting procedures have been designed to authenticate each shareholder’s identity. Shareholders voting via the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne solely by the individual shareholder.

Voting in Person

Registered Shareholders

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered shareholder with respect to those shares. A Notice for registered shareholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered shareholders have the right to vote in person at the meeting.

Beneficial Shareholders

If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial shareholder of those shares. A Notice for beneficial shareholders was forwarded to you together with voting instructions. In order to vote in person at the annual meeting, beneficial shareholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote in person at the Annual Meeting.

Solicitation of Proxies

The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow & Co. to solicit proxies, for which services the Company has agreed to pay approximately $6,500. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.

Deadline for Receipt of Shareholder Proposals for 2014 Annual Meeting

Shareholders are entitled to present proposals for action at future shareholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.

Proposals of shareholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2014 Annual Meeting of Shareholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary—Shareholder Proposals, Trimble Navigation Limited at 935 Stewart Drive, Sunnyvale, California

94085) no later than November 22, 2013. Shareholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a shareholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.

If the Company is not notified at its principal executive offices of a shareholder proposal at least 45 days prior to the one year anniversary of the mailing of the Notice, which is February 5, 2014, then such proposal shall be deemed “untimely” and, therefore, the proxy holders for the Company’s 2014 Annual Meeting of Shareholders will have the discretionary authority to vote against any such shareholder proposal if it is properly raised at such annual meeting, even though such shareholder proposal is not discussed in the Company’s proxy statement related to that shareholder meeting.

The proxy card attached or enclosed with this proxy statement, to be used in connection with the 2013 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting. The Company presently intends to use a similar form of proxy card for next year’s Annual Meeting of Shareholders.

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ITEM I

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the Annual Meeting. The Board of Directors of the Company has authorized the nomination at the Annual Meeting of the persons named below as candidates, except for Mr. Parkinson, who will be retiring from the Board effective as of the date of the Annual Meeting, May 7, 2013. The Board of Directors has approved an amendment to the Company’s Bylaws reducing the number of Company directors from 9 to 8, which will become effective concurrent with Mr. Parkinson’s retirement. All nominees currently serve on the Board of Directors. Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Stock Market (“Nasdaq”) Marketplace Rules. Each of the director nominees listed below was elected to be a director at the Company’s 2012 Annual Meeting.

The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steven W. Berglund	61	President and Chief Executive Officer of the Company	1999
John B. Goodrich (1) (3) (4)	71	Business Consultant	1981
William Hart (1) (2) (3)	72	Venture Capital Investor and Business Consultant	1984
Merit E. Janow (4)	54	Professor, Columbia University	2008
Ulf J. Johansson (3)	67	Business Consultant	1999
Ronald S. Nersesian	53	President and Chief Operating Officer, Agilent Technologies, Inc.	2011
Mark S. Peek (2)	55	Chief Financial Officer, Workday, Inc.	2010
Nickolas W. Vande Steeg (1) (2)	70	Venture Capital Investor and Business Consultant	2003
Bradford W. Parkinson (2) (3)*	78	Executive Consultant, and Professor (Emeritus), Stanford University	1984
*	Mr. Parkinson is not being nominated for election as a director at the Annual Meeting, and will be retiring from the Board of Directors effective May 7, 2013.
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee
(4)	Member of the Governance Committee

Steven W. Berglund has served as president and chief executive officer of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president of Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics, and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the

University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. Mr. Berglund is the current chair of the board of directors of the Silicon Valley Leadership Group and a member of the board of trustees of World Educational Services. He is also a member of the construction sector board of the Association of Equipment Manufacturers.

Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director and president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

John B. Goodrich has served as a director of the Company since January 1981. Since 2002, Mr. Goodrich has served as a business consultant. From 2004 to 2009, Mr. Goodrich also served as the chief executive officer of MaxSP Corporation, an information technology services company. Mr. Goodrich retired from the law firm of Wilson Sonsini Goodrich & Rosati, where he practiced corporate, federal tax, securities and intellectual property law from 1970 until 2002. Mr. Goodrich currently serves on the board of directors of Tessera Technologies, Inc., a developer of semiconductor packaging technology and advanced optical and imaging technology, as well as the Fogarty Institute for Innovation. Mr. Goodrich owns and operates the Tonini Farm and Cattle Company in San Luis Obispo and has advised beef marketing companies in the Northwest. Mr. Goodrich has a variety of business and legal experience working with technology-based companies. Mr. Goodrich received a B.A. degree from Stanford University in 1963, a J.D. from the University of Southern California in 1966, and an L.L.M. in Taxation from New York University in 1970.

Mr. Goodrich is qualified to serve as director of the Company because he brings over four decades of experience as a business and legal advisor to high technology companies in Silicon Valley, as well as experience as an executive officer and director of several companies in the high technology industry. In addition, Mr. Goodrich has extensive knowledge and understanding of the Company’s business and operations, resulting from his 30 years of service as director of the Company.

William Hart has served as a director of the Company since December 1984. Mr. Hart is an advisor to early-stage technology and financial services companies. Mr. Hart retired from Technology Partners, a Silicon Valley venture capital firm, in 2001. As the founder and managing partner of Technology Partners, he led the firm for 21 years. Mr. Hart was previously a senior officer and director of Cresap, McCormick and Paget, management consultants, and held positions in field marketing and manufacturing planning with IBM Corporation. Mr. Hart has served on the boards of directors of numerous public and privately held technology companies. In addition, Mr. Hart has served as the chief financial officer of a venture capital investment company, and as acting chief financial officer of several early-stage venture companies. Mr. Hart received a Bachelor of Management Engineering degree from Rensselaer Polytechnic Institute in 1965 and an M.B.A. from the Amos Tuck School of Business at Dartmouth College in 1967.

Mr. Hart is qualified to serve as director of the Company because of his considerable strategic and financial expertise drawn from over two decades of experience as managing partner at a venture capital firm as well as his experience as acting chief financial officer at several venture companies. Mr. Hart also has extensive knowledge of the Company’s business and operations, having served as a director of the Company since 1984.

Merit E. Janow was appointed to the Board of Directors in 2008. Professor Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994. Professor Janow teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy at SIPA. Ms. Janow is also director of the program in International Finance & Economic Policy. Ms. Janow has published numerous articles and several books on international trade and economic matters. Professor Janow has had several periods of public service: she served as one of seven members of the WTO’s Appellate Body from 2003-2007, she served as the Executive Director of an international antitrust advisory committee to the attorney general from 1997-2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990-1993. In May 2005, Professor Janow was elected to the board of directors of the Nasdaq Stock Market, Inc. She now serves on the board of directors of the Nasdaq Exchange LLC of the Nasdaq OMX Group. In 2006, she joined the board of Rockefeller Financial Co., an investment management firm. Since 2001, Professor Janow has served on the board of directors of a cluster of the American Funds family comprising the Capital Income Builder (CIB) Fund and the World Growth and Income (WGI) Fund and New Economy Fund (NEF). In 2007, she joined the board of another fund cluster of the American Funds family, the American Funds Insurance Series (AFIS), the American Fund Target Date Retirement Fund (AFTD) and Fixed Income (FI) Fund. Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School.

Professor Janow is qualified to serve as director of the Company based on her extensive knowledge and experience in international trade and economics, which provide valuable insight to the Company given the global nature of its business. Professor Janow also brings to the Board of Directors significant investment management expertise through her experience serving on the boards of several mutual funds.

Ulf J. Johansson was appointed chairman of the board in 2007, and has served as a director of the Company since December 1999. Dr. Johansson is a Swedish national with a distinguished career in communications technology. Dr. Johansson currently serves on the board of directors of Telefon AB LM Ericsson, a telecommunications company, and as chairman of Acando AB, a management and IT consultancy company. From 1990 to 2005, Dr. Johansson served as chairman of Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden. From 1998 to 2005, Dr. Johansson served on the board of directors of Novo Nordisk A/S, a Danish pharmaceutical/life science company, and from 2005 until 2013, he served as chairman of its majority owners, the Novo Nordisk Foundation and Novo A/S. Dr. Johansson also currently serves on the boards of directors of several privately held companies. Since 2012, Dr. Johansson has served as a member of the Governing Board of the European Institute of Innovation and Technology. During 1998-2003 Dr. Johansson served as chairman of the University Board of Royal Institute of Technology in Stockholm and formerly also served as president and chief executive officer of Spectra-Physics AB, and executive vice president at Ericsson Radio Systems AB. Dr. Johansson received a Master of Science in Electrical Engineering, and a Doctor of Technology (Communication Theory) from the Royal Institute of Technology in Sweden.

Dr. Johansson is qualified to serve as director of the Company because of his significant industry knowledge and experience resulting from his service on the boards of several telecommunications companies. In addition, Dr. Johansson has considerable knowledge of the Company’s business and operations, having served as a member of the Board of Directors since 1999.

Ronald S. Nersesian was appointed to the Board of Directors in November 2011. Mr. Nersesian is president and chief operating officer of Agilent Technologies. From November 2011 to November 2012, he served as Agilent’s executive vice president and chief operating officer. From March 2009 to November 2011, Mr. Nersesian served as president of Agilent’s Electronic Measurement group (EMG), and from February 2005 to March 2009, he served as the vice president and general manager of the Wireless Business Unit of EMG. Mr. Nersesian began his career in 1982 with Computer Sciences Corporation as a systems engineer for satellite communications systems. In 1984, he joined Hewlett-Packard’s New Jersey Division, and from 1987 through 1996 served in various management roles in the division, including marketing manager. In 1996, Mr. Nersesian joined LeCroy Corporation as vice president of worldwide marketing and corporate officer. He subsequently took on other senior management roles, including senior vice president and general manager of the company’s digital storage oscilloscope business. Mr. Nersesian rejoined Agilent in 2002 as vice president and general manager of the company’s Design Validation Division. Mr. Nersesian holds a bachelor’s degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business.

Mr. Nersesian is qualified to serve as director of the Company because of his strong business operational experience with technology companies and management expertise developed over three decades. This breadth of experience includes his current position as president and chief operating officer of Agilent Technologies. Mr. Nersesian has extensive experience in managing and growing international technology enterprises, which is directly relevant and valuable to the Company.

Mark S. Peek was appointed to the Board of Directors on March 9, 2010. Mr. Peek is currently the chief financial officer of Workday, Inc. Prior to joining Workday in June 2012, Mr. Peek was co-president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From 2007 to January 2011, Mr. Peek served as chief financial officer of VMware. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.

Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, including his current position as chief financial officer at Workday, Inc., as well as his past service as chief financial officer at VMware and chief accounting officer at Amazon.com. In addition, Mr. Peek brings key financial expertise gained through his 19 years of experience at Deloitte.

Nickolas W. Vande Steeg was appointed vice chairman in 2007, and has served as a director of the Company since 2003. Mr. Vande Steeg served as president and chief operating officer of Parker Hannifin Corporation until March 2007, where he began his career in 1971. Mr. Vande Steeg currently serves on the boards of directors of Wabtec Corporation, a supplier of products and services to the rail transportation industry, and Azusa Pacific University. Mr. Vande Steeg began his career at Deere & Company serving as an industrial engineer and industrial relations manager from 1965 to 1970. Mr. Vande Steeg received his B.S. in Industrial Technology from the University of California, Irvine in 1968 and an M.B.A. from Pepperdine University in Malibu, California in 1985.

Mr. Vande Steeg is qualified to serve as director of the Company because he brings valuable operational and strategic expertise through his experience serving as president and chief operating officer of Parker Hannifin Corporation. In addition, Mr. Vande Steeg has considerable knowledge of the Company’s business and operations, resulting from his service as a director of the Company since 2003.

Bradford W. Parkinson has served as a director of the Company since 1984. Mr. Parkinson will be retiring from the Board effective as of the date of the Annual Meeting, May 7, 2013. Currently, Dr. Parkinson is the Edward C. Wells Endowed Chair professor (emeritus) at Stanford University and has been a Professor of Aeronautics and Astronautics at Stanford University since 1984. He was the original program director (1972) and chief architect of the global positioning system (“GPS”). He personally led the advocacy, definition, development, launch, and test of GPS from 1972 to 1978, and remains involved with providing guidance for the future development and direction of GPS in the United States. While on a leave of absence from Stanford University, Dr. Parkinson served as the Company’s president and chief executive officer from August 1998 through March 1999, while the Company searched for a chief executive officer. From 1980 to 1984 he was group vice president and general manager for Intermetrics, Inc. where he directed five divisions. In 2003, he was awarded the Draper Prize by the National Academy of Engineering (“NAE”) for the development of GPS. He is a member of the National Council of the NAE, and serves on a number of National advisory committees for the GPS System. Dr. Parkinson received a B.S. degree from the U.S. Naval Academy in 1957, an M.S. degree in Aeronautics/Astronautics Engineering from Massachusetts Institute of Technology in 1961 and a Ph.D. in Astronautics Engineering from Stanford University in 1966.

Dr. Parkinson is qualified to serve as director of the Company because of his extensive technical background and industry experience in GPS technology as its chief architect. In addition to his board service and executive management experience, Dr. Parkinson brings considerable industry insight to the Board of Directors as a current member of several national advisory committees on GPS technology. The Board of Directors also values Dr. Parkinson’s extensive knowledge of the Company’s business and operations because of his service as director of the Company since 1984.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Please note that proxies may not be voted for greater than eight nominees. Every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder as of the Record Date, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting of the intention to cumulate the shareholder’s votes in the proxy card or ballot. Beneficial shareholders should direct their broker, trustee or other nominee on how to cumulate such shareholder’s votes. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.

Unless otherwise directed, the proxy holders will vote the proxies received by them for the eight nominees named above. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed above as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the election of the above-named persons to the Board of Directors of the Company.

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ITEM II

ADVISORY VOTE ON COMPENSATION FOR

OUR NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “Say on Pay” proposal, provides our shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives the Company’s shareholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.

The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.

The Say on Pay vote allows our shareholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2012 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors.

The Company is providing its shareholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes.

At the Company’s 2012 annual meeting of shareholders, approximately 91% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. The Board of Directors and Compensation Committee reviewed the results of the Say on Pay vote and in light of the substantial approval from shareholders of our executive compensation program, did not make any significant changes to the Company’s executive compensation program as a result of such favorable Say on Pay vote.

Your advisory vote will serve as an additional tool to help guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders. The Compensation Committee and the Board of Directors may take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long term interests of our shareholders because our policies emphasize pay for performance, and our mix of short and long term incentives provide a balance between the Company’s short-term goals and long term performance. As such, the Board of Directors recommends a vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.

Vote Required

Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote as of the Record Date.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

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ITEM III

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors intends to appoint Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors, to audit the financial statements of the Company for the current fiscal year ending January 3, 2014. Ernst & Young has been the Company’s independent auditor since 1986. The Company anticipates that a representative of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Principal Accounting Fees and Services

Audit Fees and Non-Audit Fees:

The following table presents fees billed by Ernst & Young for professional audit services rendered for the audit of the Company’s annual financial statements for the years ended December 28, 2012 and December 30, 2011, and fees billed by Ernst & Young for other services rendered during those periods.

Category	Fiscal Year Ended December 28, 2012		Fiscal Year Ended December 30, 2011
Audit Fees	$3,416,943		$3,228,376
Audit-Related Fees (1)	$86,521		$134,853
Tax Fees (2)
Tax Compliance	$443,839		$404,541
Tax Planning & Tax Advice	$744,091		$368,561
Total Tax Fees	$1,187,930		$773,102
All Other Fees	$2,000	(3)	$0
(1)	Represents compliance program assessment, accounting consultation and advisory services performed by the Company’s auditors.
(2)	Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advise related to acquisitions, integration activities and general matters.
(3)	Represents subscription to Ernst & Yong’s accounting research tool.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by Ernst & Young. The pre-approval policy requires that requests for services by the independent auditor be submitted to the Company’s chief financial officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the

Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All permissible non-audit services performed by Ernst & Young were approved by the Audit Committee.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

Vote Required

Ratification of the appointment of Ernst & Young as the Company’s independent auditor for the current fiscal year ending January 3, 2014, will require the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting either in person or by proxy. In the event that such ratification by the shareholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company for the current fiscal year ending January 3, 2014.

BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE

The Board of Directors held 9 meetings during the fiscal year ended December 28, 2012. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees, if any, upon which such director also served during the fiscal year ended December 28, 2012. It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the members of the Board of Directors attended the 2012 Annual Meeting. Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders. Shareholders of the Company may communicate with one or more of the Company’s directors (including any board committee or group of directors) by mail in care of Board of Directors, Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients.

Board Leadership Structure; Oversight and Risk Management

The Company currently separates the positions of chief executive officer and chairman of the board. Our chairman of the board is responsible for setting the agenda for each Board meeting, in consultation with the chief executive officer, and presiding at executive sessions. The chairman of the board is also responsible for recommending committee assignments to the Nominating Committee. Our chief executive officer is responsible for the day-to-day operations of the Company.

The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company’s senior management. The Audit Committee has oversight of the Company’s financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices, our Nominating Committee is responsible for the independence and qualification of the board members, and our Governance Committee is responsible for the Company’s corporate governance principles. The committees report their activities back to the Board of Directors. In addition, members of the Company’s senior management attend meetings of the Board of Directors to discuss strategic planning and risks and opportunities for the Company’s business areas, in addition to answering any questions that the Board of Directors may raise.

Audit Committee

The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com.

The current members of the Audit Committee are directors Hart, Parkinson, Peek, and Vande Steeg, and director Hart currently serves as the committee chairman. The Audit Committee held 8 meetings during the 2012 fiscal year. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board’s attention.

All Audit Committee members are independent directors as defined by applicable Nasdaq Marketplace Rules and listing standards.

All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Hart is a “financial expert” as that term is defined in the rules promulgated by the SEC. In addition to serving as CEO and CFO of a venture capital firm, director Hart has reviewed and analyzed numerous companies’ financial statements in managing venture capital investment funds for more than 20 years. During his career, he has served on the board of directors of numerous public and privately held companies.

Compensation Committee

The Board of Directors has a standing Compensation Committee, comprised of directors Goodrich, Hart and Vande Steeg. Director Vande Steeg currently serves as the committee chairman. All Compensation Committee members are independent as defined by applicable Nasdaq Marketplace Rules and listing standards. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com. The Compensation Committee held 5 meetings during the 2012 fiscal year. The purpose of the Compensation Committee is to review and make recommendations to the full Board of Directors with respect to all forms of compensation to be paid or provided to the Company’s executive officers. See “Compensation Discussion and Analysis.”

Governance Committee

As of January 2011, the Board of Directors established a standing Governance Committee (“Governance Committee”). The current members of the Governance Committee are directors Goodrich and Janow. Director Goodrich serves as committee chairman. The Governance Committee is governed by a charter that is posted on the Company’s website at www.trimble.com. The purpose of the Governance Committee is to develop and recommend to the Board a set of corporate governance principles applicable to the Company; and to oversee the implementation of these principles. The Governance Committee met once during the 2012 fiscal year.

Nominating Committee

As of January 2011, the Board of Directors established a standing Nominating Committee (“Nominating Committee”). The current members of the Nominating Committee are directors Johansson, Goodrich, Hart and Parkinson. Director Johansson serves as committee chairman. The Nominating Committee is governed by a charter that is posted on the Company’s website at www.trimble.com. The purpose of the Nominating Committee is to recommend to the Board of Directors individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. The Nominating Committee did not meet during the 2012 fiscal year.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating Committee, a shareholder must submit the recommendation in writing and the recommendation must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The shareholder recommendation and information described above must be sent to the Committee Chairman in care of the Corporate Secretary at Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent proxy statement issued in connection with the Annual Meeting of Shareholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq listing requirement.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors received compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The description of the Board Compensation Policy below is qualified in its entirety by the text of the Board Compensation Policy, which was filed as exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 1, 2011.

The current Board Compensation Policy was adopted on May 3, 2011. Under the Board Compensation Policy, each non-employee director receives an annual cash retainer of $44,000, payable on a quarterly basis, for the period starting July 1 and ending June 30 of each year.

Non-employee directors also receive a cash fee of $2,000 for each board meeting attended in person and $500 for each board or committee meeting attended via telephone conference. Members of designated committees of the Board of Directors also receive a cash fee of $1,000 for each committee meeting that is not held within a day of a meeting of the full Board of Directors.

Non-employee directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. In addition, directors are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.

The Board Compensation Policy provides for the grant of nonstatutory stock options to each non-employee director of the Company (the “Outside Directors”). Pursuant to the terms of the current Board Compensation Policy, each Outside Director is granted an option to purchase 15,000 shares of Common Stock upon his or her initial appointment to the Board of Directors. Thereafter, each year, each Outside Director receives an additional option grant to purchase 15,000 shares, upon re-election at the Annual Meeting. The number of shares underlying these option grants to Outside Directors has not yet been adjusted to reflect the 2-for-1 Stock Split, but may be subject to change following the annual review of the Board Compensation Policy for 2013. Outside Director options have an exercise price equal to the closing price of Common Stock on the date of grant, vest monthly over a period of one year, and have a seven-year term.

Non-Employee Director Compensation Table

Except as noted below, the table below shows the compensation earned by each of the persons serving on the Board of Directors in the fiscal year ending December 28, 2012.

Director Compensation for the 2012 Fiscal Year (1)
Name	Fees Earned or Paid in Cash (2)	Option Awards (3)(4)	Total
John B. Goodrich	$58,000	$252,750	$310,750
William Hart	$60,500	$252,750	$313,250
Merit E. Janow	$58,000	$252,750	$310,750
Ulf J. Johansson	$56,000	$252,750	$308,750
Ronald S. Nersesian	$55,500	$252,750	$308,250
Bradford W. Parkinson	$60,000	$252,750	$312,750
Mark S. Peek	$59,500	$252,750	$312,250
Nickolas W. Vande Steeg	$60,000	$252,750	$312,750
(1)	Steven W. Berglund, the Company’s president & chief executive officer, receives no additional compensation for his service on the Board of Directors. Mr. Berglund’s compensation for service as president & chief executive officer is reported in the Summary Compensation Table and described in the Compensation Discussion and Analysis.
(2)	For each director, the fees shown in this column include a cash retainer, paid quarterly, plus fees for each meeting of the Board of Directors and also fees for meetings of the committees on which each director serves, provided that such committee meetings do not occur within one day of a regularly scheduled meeting of the Board of Directors.

(3)	Represents the aggregate grant date fair value of the stock options, calculated pursuant to FASB ASC Topic 718. For a description of the assumptions used in determining the values described in this column, please refer to Note 12: Employee Stock Benefit Plans, in the Company’s Annual Report on Form 10-K filed on February 25, 2013. Each director in the table was granted an option to purchase 15,000 shares of the Company’s common stock (on a pre-2-for-1 Stock Split basis) in connection with such director’s re-election at the 2012 Annual Meeting of Shareholders, in accordance with the Company’s Board Compensation Policy.
(4)	As of December 28, 2012, the directors held options to purchase shares of the Company’s Common Stock as follows: Mr. Goodrich, 30,834 options; Mr. Hart, 280,00 options; Ms. Janow, 93,334 options; Mr. Johansson, 280,000 options; Mr. Nersesian, 60,000 options; Mr. Parkinson, 60,000 options; Mr. Peek, 90,000 options; Mr. Vande Steeg, 190,000 options. All numbers are adjusted to reflect the 2-for-1 Stock Split.

Non-Employee Director Stock Ownership Guidelines

In February 2013, the Company adopted a policy that requires each director to own a minimum number of shares of the Company’s common stock equal to a value of $200,000 to help demonstrate the alignment of the personal interest of the directors with the interests of shareholders. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. For current directors, these ownership levels must be attained within five years from the date the guidelines were adopted. New directors would have five years from appointment to meet the minimum stock ownership level.

EXECUTIVE COMPENSATION

The executive compensation section of the proxy statement contains information about the Company’s compensation policies and practices, and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” are the Company’s chief executive officer, chief financial officer, and the three other executive officers who received the highest amounts of compensation during the 2012 fiscal year. The following is a brief description of each part of our Executive Compensation section:

Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section of the proxy statement.

Compensation Committee Interlocks and Insider Participation. This section contains information concerning certain types of relationships involving our Compensation Committee members.

Compensation Discussion and Analysis. This section describes the elements of the Company’s compensation policies and the application of those policies to our Named Executive Officers.

Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.

Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of a change in control event, or, in the case of our Non-Qualified Deferred Compensation Plan, payments that a Named Executive Officer may receive following termination of employment.

Tax and Accounting Treatment; Other Information. This section describes the tax treatment of certain elements of compensation, and a description of certain information about the Company’s equity plans.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors,

John B. Goodrich, Member	William Hart, Member	Nickolas W. Vande Steeg, Chairman
Compensation Committee	Compensation Committee	Compensation Committee

Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund   Merit E. Janow   Ulf J. Johansson   Ronald S. Nersesian   Bradford W. Parkinson Mark S. Peek

Compensation Committee Interlocks and Insider Participation

John B. Goodrich, William Hart and Nickolas Vande Steeg are the current members of the Company’s Compensation Committee, and were members of such committee during the 2012 fiscal year. Since 1998, Mr. Goodrich has served as the Company’s corporate secretary; however, he is not, and has never been an employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Compensation Discussion and Analysis

This section of the proxy statement describes the Company’s compensation practices and policies with respect to its Named Executive Officers.

Roles and Responsibilities

The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends the general compensation practices of the Company, including the compensation plans and specific compensation levels for executive officers of the Company. The Compensation Committee engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant to advise it on matters related to executive compensation. Compensia provides independent expertise in executive compensation issues including competitive market pay analysis for executives, advice on executive pay practices as well as peer group selection.

The scope of Compensia’s engagement includes the review and analysis of the Company’s compensation for the Named Executive Officers, and the review of the Company’s compensation peer group. The terms of Compensia’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee chairman. Compensia also coordinates with the Company’s management for data collection and job matching for the Named Executive Officers. Compensia does not provide any other services to the Company, and the Compensation Committee is not aware of any conflict of interest that exists that would prevent Compensia from being so independently engaged.

Compensia provided compensation benchmark data directly to the Compensation Committee as well as to members of the Company’s management team. The chief executive officer utilized the benchmark data provided by Compensia to assist in the determination of compensation recommendations for the Named Executive Officers, excluding himself, to the Compensation Committee and the Board of Directors. The Compensation Committee utilized the benchmark data provided by Compensia to assist in determining compensation for the Named Executive Officers.

The Compensation Committee believes that it is important to involve the full Board of Directors in the analysis and approval of compensation for executive officers, and may consult with members of management and other members of the Board of Directors. The Compensation Committee also engages in discussion of compensation matters during board meetings.

Compensation Program Objectives

The guiding principles of the Company’s compensation program objectives are to:

•	Establish compensation that is competitive, rewards performance and maintains internal equity;
•	Attract, motivate and retain highly talented executive officers by providing compensation opportunities that are competitive and reward for performance; and
•	Align interests of executives with shareholders by creating long-term shareholder value.

The main elements of the Company’s compensation policies for its Named Executive Officers, and the purposes for each element, are summarized in the table below.

Element	Form of Compensation	Purpose
Base Salary	Cash	Designed to attract and retain highly talented executives by providing pay opportunities that are competitive in the market and reward performance
Short Term Incentives (Bonus)	Cash	Designed to motivate executives to achieve business goals and provide financial incentives when the Company and business areas meet or exceed annual goals and targets established under the incentive plan
Long Term Incentives (Equity)	Stock options, restricted stock units	Designed to align the interests of executives with the interests of shareholders by motivating our executives to achieve long term shareholder value

Setting Compensation

The Company’s current practice is to combine a mixture of compensation elements into its compensation policies to balance short term goals with the long term performance of the Company. The Company uses incentive cash bonus programs, which focus on yearly operating results, and equity grants such as stock options and restricted stock units, which have long term vesting cycles that derive value from increases in the Company’s share price over time. The Company does not have a policy on the allocation percentages between short term and long term compensation elements. However, the Company makes determinations of the type and size of awards relative to the awards made to similarly situated executives in the Company’s compensation peer group.

In making compensation decisions for the Named Executive Officers, the Company’s compensation philosophy is to target base salaries for our Named Executive Officers generally within a competitive range of the market median of our compensation peer group and the Radford survey data for similar situated executives in the compensation peer group. Although the Company targets its base salary compensation within a competitive range of the market median, the actual positioning will include other factors such as business results, internal equity, individual experience and individual performance. Our incentive programs are designed to reward our Named Executive Officers for exceptional performance. For example, a significant portion of the compensation for the Named Executive Officers is variable. Generally, this means zero to smaller bonuses and lower overall compensation in years of low performance and higher bonuses and higher compensation in years of exceptional performance, which is reflective of the performance achieved.

The Compensation Committee uses Compensia data from our compensation peer group, which is comprised of technology companies that are similar to the Company, as well as Radford compensation survey data to benchmark our total direct compensation package for our executives, including base salary, incentive cash bonus program and equity incentive compensation. Radford provides compensation market intelligence, and is widely used within the high technology industry. The Radford executive survey includes input from over 700 companies. A subset of the Radford high tech executive compensation data, based on companies with similar sized revenues, was used in order to analyze the compensation for our executives. The specific names of the companies in the subset are not available to us. The survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.

Competitive Market Data

The Company’s compensation peer group consists of technology companies that are similar to the Company in terms of revenue, market capitalization, physical location, and the number of employees. Based on recommendations from Compensia, the Company used the compensation peer group shown in the table below to assist with the determination of compensation for the Named Executive Officers. In developing the peer group, Compensia generally observes the following guidelines with respect to selecting comparable companies: for peers within a similar industry, within a range of 0.5x to 2.0x of the Company’s revenue, and within a range of 0.3x to 3.0x of the Company’s market capitalization. The financial information in the table below, as provided by Compensia, is based on S&P’s Research Insight as of September 28, 2012, and the information displayed for market capitalization is as of October 2, 2012.

Company	Market Capitalization (as of 10/2/2012) ($M)	Last 4 Quarters of Revenue (as of 9/29/2012) ($M)	1-Year Revenue Growth (%)	Number of Employees (2)
Atmel	$2,258	$1,589	-14%	5,200
Autodesk	$7,581	$2,298	11%	7,500
BMC Software	$6,933	$2,174	3%	6,900
Cadence Design Systems	$3,519	$1,243	20%	4,700
Equinix	$9,711	$1,767	23%	2,709
FLIR Systems	$3,071	$1,463	-5%	3,084
JDS Uniphase	$2,709	$1,682	-7%	4,950
Linear Technology	$7,779	$1,267	-15%	4,365
Novellus Systems (1)	N/A	$1,266	-15%	2,855
Nuance Communications	$7,693	$1,550	23%	7,300
Polycom	$1,752	$1,490	14%	3,839
Synopsys	$4,856	$1,692	11%	6,803
Varian Medical Systems	$6,739	$2,770	9%	5,700
75th Percentile	$7,609	$1,767	14%	6,803
50th Percentile	$5,797	$1,589	9%	4,950
25th Percentile	$2,980	$1,463	-7%	3,839
Trimble Navigation Limited	$6,019	$1,872	31%	5,301
(1)	Novellus Systems was acquired by Lam Research, but compensation data from Novellus System’s most recent proxy filing were included.

(2)	Based on the most recent fiscal year end information available at the time of Compensia’s compilation of peer group data during the Fall of 2012. The Company’s employee information is taken from the Company’s annual report on Form 10-K for the 2011 fiscal year.

For our prior fiscal year, our peer group included McAfee, which was removed as a result of its subsequent acquisition by Intel Corporation. Cypress Semiconductor and VeriSign were also removed from the prior year to better align our peer group in terms of business complexity, financial characteristics and market valuation. Equinix was added to our peer group from the last fiscal year because it was determined to be appropriate for purposes of peer group comparisons in light of the foregoing considerations.

Discussion of Compensation Elements

Base Salary

Using the salary survey data supplied by Compensia, the Compensation Committee establishes base salaries for each Named Executive Officer within a range of salaries of the Company’s compensation peer group. In addition, the base salaries of the Named Executive Officers, including the chief executive officer, may be adjusted by the Compensation Committee after consideration of factors such as the relative performance of the Company, the performance of the business unit or function for which the executive is responsible, and the individual’s past performance and future potential.

The Compensation Committee believes that the compensation of the chief executive officer should be primarily influenced by the overall financial performance and total shareholder return of the Company. The Compensation Committee also believes that the compensation of the chief executive officer should be established within a range of compensation provided to similarly situated chief executive officers of the Company’s compensation peer group, as adjusted by the Compensation Committee’s consideration of the particular factors influencing the Company’s performance. A portion of the chief executive officer’s compensation package is established as base salary and the balance is variable and consists of an annual incentive cash bonus, stock option grants and/or restricted stock units.

In May 2012, the Board of Directors and the Compensation Committee approved increases in the annual base salaries for each of the Named Executive Officers, including the chief executive officer. The Board of Directors and the Compensation Committee considered the Company’s performance and percentile rankings compared to its compensation peer group, the current risks and challenges facing the Company, as well as the individual qualifications, skills and past performance of the Named Executive Officers in determining the amount of increases for the base salaries of the executives. Compared to its compensation peer group, the Company’s base salary for Named Executive Officers is generally near or below the median of its compensation peer group.

Short Term Incentives (Bonus Program)

The Company’s short term cash bonus incentive program is designed to motivate executives to achieve business goals and provide financial incentives when the Company and business areas meet or exceed annual goals and targets established under the incentive plan. Senior-level managers, executives of the Company, including Named Executive Officers, and certain other individual employees participate, upon approval by the chief executive officer, or by the Board with respect to the chief executive officer, in the Company’s Annual Management Incentive Plan (“MIP”). The MIP is a cash bonus plan that is designed to motivate our executives and other participants to achieve annual and quarterly business goals. At the time of this proxy filing, the 2013 MIP performance metrics had not yet been approved by the Board of Directors.

Cash bonuses under the MIP are based upon an eligible percentage of each participant’s base salary within a range of target incentive opportunities. For the Named Executive Officers, payments earned under the 2012 MIP depended upon the Company’s, or a combination of the Company’s and each sector’s, achievement of certain levels of operating income with certain minimum thresholds for revenue, and operating margin, established by the Board of Directors. The amount of payments under the MIP to each Named Executive Officer is dependent on the extent to which actual operating income results were relative to the Named Executive Officer’s operating income target. “Operating Income”, for the purposes of the MIP, means: (i) with respect to a sector or division, operating income for that sector or division; and (ii) with respect to the Company, operating income for the Company adjusted for amortization of intangibles, restructuring and infrequent charges. A sector is a grouping of like divisions within the Company.

Quarterly incentive payouts for Named Executive Officers under the 2012 MIP were based on the achievement of the operating income targets described in the Management Incentive Plan table; an annual payout was based on full-year performance against operating income targets.

In 2012, each Named Executive Officer was eligible to receive 15% of his target incentive opportunity each quarter and the remainder after the close of the fiscal year. In that regard, if quarterly targets were paid out, they were not additive to the full year payout. It is possible for a Named Executive Officer to achieve quarterly targets for operating income and therefore receive quarterly payouts, but not achieve the annual target for operating income. In such a case, the Named Executive Officer could receive a quarterly payout, but not receive an annual payout. Conversely, a Named Executive Officer could achieve the annual target and receive the full annual payout amount, but not receive all quarterly payouts if the quarterly targets for operating income were not met in each quarter. Participants are required to remain continuously employed through a payment date to be entitled to a payout for the applicable period.

The incentive target opportunities for the Named Executive Officers (other than the chief executive officer) are recommended by the chief executive officer of the Company and approved by the Board of Directors. The target incentive opportunities for the Named Executive Officers were 80% of the annual base salary for each executive for the 2012 fiscal year. The incentive target opportunity for the Company’s chief executive officer is 125% of his annual base salary, and was approved by the disinterested members of the Board of Directors. These target opportunities remained the same as the opportunities for the fiscal year 2011. Potential target incentive opportunities for the Named Executive Officers, including the chief executive officer, under the 2012 MIP could range from zero to 300% of the target incentive opportunity based upon achievement of operating income goals of a combination of sector and/or Company performance, as applicable, for such executives, and if threshold requirements for revenue and operating margin were met.

The actual incentive payouts to the Named Executive Officers under the 2012 MIP ranged from 105% to 197% of each participant’s target incentive opportunity, depending on how the Company and its sectors performed relative to the respective operating income targets, if threshold requirements were met for revenue and operating margin for the Company and its sectors, as shown in the Management Incentive Plan Table below.

The Management Incentive Plan Table below sets forth the 2012 MIP operating income targets, operating income results, targets and actual incentive awards for each of the Named Executive Officers. The Management Incentive Plan table also sets forth the percentages of the incentive payouts, as a percentage of each participant’s target incentive opportunity, for each Named Executive Officer for the 2011 and 2010 fiscal years. The targets, operating income results, and incentive payouts shown in the table below for Messrs. Bahri and Berglund were based on total Company results. The operating income targets for each of Messrs. Fosburgh, Harrington and Gibson correspond to the performance of each such executive’s sectors. The award columns for Messrs. Fosburgh, Harrington and Gibson were based 50% on total Company results and 50% based on each executive’s respective sectors. The dollar targets and operating income are shown in millions while the awards are shown in thousands, rounded.

Management Incentive Plan Table

	Operating Income Targets (M$)					Operating Income Results (M$)						2012 Award (K$)			2011	2010
Name	Q1	Q2	Q3	Q4	2012	Q1	Q2	Q3	Q4	2012	Annual Revenue & Oper- ating Margin Thres- holds Met	Target	Actual	% of Target	% of Target	% of Target
Steven W. Berglund (1)	74	94	83	79	330	94	97	98	74	363	Y	942	1,856	197%	146%	250%

Rajat Bahri (1)	74	94	83	79	330	94	97	98	74	363	Y	297	585	197%	146%	250%

Mark A. Harrington (2)
Company:	74	94	83	79	330	94	97	98	74	363	Y	148	292	197%	146%	250%
Sector:	62	57	43	44	206	66	55	43	40	203	Y	148	122	83%	183%	15%
Total:												297	415	140%	165%	133%

Christopher W. Gibson (3)
Company:	74	94	83	79	330	94	97	98	74	363	Y	126	249	197%	146%	250%
Sector:	16	26	29	25	96	21	23	25	14	82	N	126	17	13%	82%	190%
Total:												253	265	105%	114%	220%

Bryn A. Fosburgh (4)
Company:	74	94	83	79	330	94	97	98	74	363	Y	148	292	197%	146%	250%
Sector:	11	20	22	16	70	15	21	28	16	81	Y	148	281	190%	15%	222%
Total:												297	574	193%	80%	236%
(1)	Mr. Berglund and Mr. Bahri’s incentive awards were $1,855,831 and $584,613, respectively, or 197% of their target bonus opportunities because the Company exceeded its operating income targets and also met the annual threshold requirements for revenue and operating margin.
(2)	Mr. Harrington’s incentive award was $414,719, or 140% of his incentive target opportunity because the Company exceeded its operating income targets and also met the annual threshold requirements for revenue and operating margin. Mr. Harrington’s sector met the annual thresholds for revenue and operating margin, but his sector’s operating income performance was under target.
(3)

Mr. Gibson’s incentive award was $265,448, or 105% of his incentive target opportunity, because the Company exceeded its operating income targets, and met the annual threshold requirements for revenue and operating margin. Mr. Gibson’s sector, however, did not meet the annual thresholds for revenue and operating margin, and, except for the 1st quarter of 2012, the sector’s operating income performance was under target.

(4)	Mr. Fosburgh’s incentive award was $573,608 or 193% of his target incentive opportunity because both the Company and his sector exceeded the operating targets and also met the annual threshold requirements for revenue and operating margin.

The MIP formula is not a one to one ratio between the percentage by which the operating income target was exceeded and the percentage of bonus paid to the Named Executive Officers. The table below reflects the degree of difficulty required for each level of payout under the MIP, shown as the minimum percentage of growth in operating income versus the operating income for the prior year. Incentive payouts under the MIP can range from zero to 300% of the executive’s target opportunity, upon achievement of the required annual thresholds for revenue and operating margin, and the achievement of minimum operating income targets.

	Operating Income Growth % (vs. prior year)
Incentive Payout as a % of Target Opportunity	Company	Mark Harrington Sector	Christopher W. Gibson Sector	Bryn A. Fosburgh Sector
0%	18%	9%	13%	52%
100%	25%	16%	20%	74%
200%	38%	39%	40%	106%
300%	50%	57%	58%	143%

Long Term Incentives (Equity)

The Compensation Committee and the Board of Directors view equity awards such as stock options and restricted stock units as an important component of the Company’s long term, performance-based compensation program. The value of a stock option or a restricted stock unit bears a direct relationship to the Company’s stock price, and therefore, these awards are an incentive for executives, managers and other employees to create value for shareholders. Equity awards also help the Company retain qualified employees in a competitive market.

In February 2013, the Board of Directors adopted stock ownership guidelines for the Company’s chief executive officer and directors to further align their respective interests with the interests of the Company’s shareholders, and to further promote the Company’s commitment to sound corporate governance. The guidelines require the chief executive officer to own a minimum number of Company common stock shares equal to a value of five times his or her annualized base salary. Directors are required to own a minimum number of common stock shares equal to a value of $200,000. The number of shares necessary to meet the minimum ownership level may be accumulated during the first five years following adoption of the guidelines or, if later, during the first five years after becoming chief executive officer or a director, as applicable.

All stock option grants and restricted stock units to the Named Executive Officers are granted out of the Company’s 2002 Stock Plan. Stock options are granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.

Currently, stock options and restricted stock unit awards are granted on a semi-annual basis to the Named Executive Officers, based on individual performance, future potential, ability to influence the Company’s long term growth and profitability, and importance to the Company’s success. The amounts of the stock option grants and restricted stock unit awards are also intended to provide competitively sized grants and resulting total target compensation within a competitive range of the market median relative to our compensation peer group, and Radford survey companies for similar roles and positions for each of the Named Executive Officers, taking into consideration business results, internal equity, experience and individual performance.

The Board of Directors may grant stock options or restricted stock units while the directors are in possession of material, non-public information. Due to the fact that the Board of Directors’ regular meetings are timed to coincide with the preparation of the Company’s quarterly financial results, option grants have and will occur shortly before an earnings release. The Compensation Committee or the Board of Directors may also grant options at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive.

In May 2012 and October 2012 the Board of Directors, on recommendation from the Compensation Committee, approved merit grants of stock options and restricted stock units to the Named Executive Officers, including the chief executive officer. In May 2012, each of the Named Executive Officers, except for the chief executive officer, received stock option grants to purchase 50,000 shares at an exercise price of $26.98 per share (as adjusted to reflect the 2-for-1 Stock Split). In October 2012, each of the Named Executive Officers, except for the chief executive officer, received stock option grants to purchase 40,000 shares at an exercise price of $23.53 per share (as adjusted to reflect the 2-for-1 Stock Split). In addition, except for the chief executive officer, each of the Named Executive Officers received restricted stock units in amounts ranging between 14,000 and 20,000 shares during the 2012 fiscal year.

Based on the Board of Directors’ and the Compensation Committee’s evaluation of the chief executive officer, in May 2012, the Board of Directors approved an option to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $26.98 per share (as adjusted to reflect the 2-for-1 Stock Split). In addition, in October 2012, the Board of Directors, upon recommendation from the Compensation Committee, approved an option for Mr. Berglund to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $23.53 per share, and 66,660 restricted stock units (as adjusted to reflect the 2-for-1 Stock Split).

The options granted to each of the Named Executive Officers vest 40% after 2 years and ratably on a monthly basis thereafter such that the options vest fully after five years. Upon any change in control, these options would become fully vested. The restricted stock units granted to each of the Named Executive Officers vest in full on the third anniversary of the grant date. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown below in the “Grants of Plan-Based Awards” table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

The grants to the Named Executive Officers are enumerated in the table entitled “Grants of Plan-Based Awards for the 2012 Fiscal Year.”

Chief Executive Officer Stock Ownership Guidelines

In February 2013, the Company adopted a policy that requires its chief executive officer to own a minimum number of shares of the Company’s common stock equal to a value of five times his or her annualized base salary to help demonstrate the alignment of the chief executive officer with the interests of shareholders. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. For Mr. Berglund, this ownership level must be attained within five years from the date the guidelines were adopted. As of March 2013, Mr. Berglund has achieved the required ownership level.

Other Compensation and Benefits, Including Perquisites and Retirement Benefits

The Company’s Named Executive Officers are entitled to employee benefits generally available to all full time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health, welfare and paid time off benefits generally available to all U.S. employees. In addition, employees, including the Named Executive Officers, are eligible to participate in the Company’s 401(k) retirement plan. Participants in the 401(k) in general may receive up to $2,500 per year in matching Company contributions. In structuring these benefits, the Company provides an aggregate level of benefits that are comparable to those provided by similar companies. Certain of the Named Executive Officers also participate in the Company’s Non-Qualified Deferred Compensation Plan, further discussed below under “Post-Employment Compensation.” In addition, the Company pays for life insurance premiums on behalf of the Named Executive Officers, as part of the Company’s general death benefits for its full time employees.

In connection with Mr. Gibson’s relocation to the United States, the Company entered into a letter of assignment dated June 11, 2008, as amended December 20, 2009, pursuant to which the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination of employment by the Company (other than for gross misconduct) at any time or, in the event of Mr. Gibson’s retirement from the Company after 2016. The letter of assignment does not provide for a tax “gross-up obligation by the Company in the event that any additional taxes become payable by Mr. Gibson under these arrangements.

Say on Pay

Our Board of Directors and the Company’s management value the opinions of our shareholders. The Company currently provides its shareholders with the opportunity to cast a vote on the Say on Pay proposal on an annual basis, until the next advisory vote on the frequency of such votes.

At the 2012 annual meeting of shareholders, approximately 91% of the votes cast on the Say on Pay proposal were in favor of our executive compensation program. The Board of Directors and Compensation Committee reviewed the results of the Say on Pay vote and in light of the substantial approval from shareholders of our executive compensation program, did not make any significant changes to the Company’s executive compensation program as a result of such favorable Say on Pay vote. Accordingly, our Board of Directors recommends that you vote “FOR” Item II at the Annual Meeting. For more information, please see “Item II, Advisory Vote on Compensation for Our Named Executive Officers” in this proxy statement.

Risk Assessment

In setting compensation, our Compensation Committee also considers the risks to our shareholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, incentive plans and equity plans. The management team provided its report of the findings to the Board of Directors for its review and consideration. Following this assessment, the Board of Directors concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example,

•  Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation which reward both short-term and long term performance, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

•  Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific annual performance targets established by our Board of Directors. These performance targets are directly and specifically tied to revenue and operating income performance for the Company and/or divisions for the applicable fiscal year. Profit sharing payments are made quarterly based on actual Company profits, and not estimated profits.

•  Use of Long Term Incentive Compensation: Equity-based long term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•  Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

Executive Compensation Tables

This section includes the executive compensation tables required by Item 402 of Regulation S-K, promulgated under the Securities Act of 1933, as amended.

Summary Compensation Table

The following table sets forth the compensation, including incentive cash bonuses earned under the MIP during the 2012, 2011, and 2010 fiscal years, respectively, by: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)		Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Comp- ensation (1)		All Other Comp- ensation (3)			Total
Steven W. Berglund President & Chief Executive Officer	2012 2011 2010	$ $ $	753,500 689,790 625,131	$ $ $	1,568,510 82,560 126,700	$ $ $	3,835,750 4,605,000 3,638,000	$ $ $	1,855,831 1,260,591 1,958,963		- - -		$ $ $	8,013,591 6,637,941 6,348,794
Rajat Bahri Chief Financial Officer	2012 2011 2010	$ $ $	370,880 332,389 300,872	$ $ $	376,480 66,048 144,800	$ $ $	767,150 999,750 784,500	$ $ $	584,613 388,762 603,416	$ $ $	2,500 2,500 319,355		$ $ $	2,101,623 1,789,449 2,152,943
Mark A. Harrington Vice President	2012 2011 2010	$ $ $	370,880 332,389 300,872	$ $ $	329,420 66,048 144,800	$ $ $	767,150 999,750 784,500	$ $ $	414,719 437,938 319,555	$ $ $	2,500 2,500 350,638		$ $ $	1,884,669 1,838,625 1,900,365
Christopher W. Gibson Vice President	2012 2011 2010	$ $ $	315,733 266,827 237,711	$ $ $	400,010 66,048 144,800	$ $ $	767,150 999,750 784,500	$ $ $	265,448 243,783 380,044	$ $ $	29,127 25,588 40,383	(4)	$ $ $	1,777,468 1,601,996 1,587,438
Bryn A. Fosburgh Vice President	2012 2011 2010	$ $ $	370,777 318,923 261,785	$ $ $	491,270 66,048 144,800	$ $ $	767,150 999,750 613,800	$ $ $	573,608 205,226 495,240	$ $ $	2,500 2,500 2,500		$ $ $	2,205,305 1,592,447 1,518,125
(1)	The amounts shown in the columns for Salary and Non-Equity Incentive Plan Compensation include amounts earned in the applicable year but deferred at the election of the Named Executive Officer pursuant to the Company’s Non-Qualified Deferred Compensation Plan. In May 2012, the Board of Directors approved the following annual base salaries for the Named Executive Officers: Mr. Berglund, $775,000; Mr. Bahri, $385,000; Mr. Harrington, $385,000; Mr. Gibson, $335,000; and Mr. Fosburgh, $385,000.
(2)	The amounts in these columns represent the grant date fair value of stock options and restricted stock unit awards, calculated pursuant to FASB ASC Topic 718, for the year in which the stock option or restricted stock unit award was granted. For a description of the assumptions used in determining the values described in these columns, please refer to Note 12: Employee Stock Benefit Plans of the Company’s Annual Report on Form 10-K filed on February 25, 2013.
(3)	Except as otherwise noted, the amounts in this column for the 2012 fiscal year represent Company matching contributions under the Company’s 401(k) plan for the periods in which they accrued. All full-time employees are eligible to participate in the Company’s 401(k) plan.
(4)	Represents the Company’s contributions to the Non-Qualified Deferred Compensation Plan on Mr. Gibson’s behalf pursuant to the letter of assignment between the Company and Mr. Gibson dated June 11, 2008, as amended on December 20, 2009.

Grants of Plan-Based Awards

The table below lists the stock option grants, and restricted stock unit awards, and estimated future MIP target incentive opportunities, for each of the Named Executive Officers during the fiscal year ended December 28, 2012. All share numbers and per share information are adjusted to reflect the 2-for-1 Stock Split.

Grants Of Plan-Based Awards For The 2012 Fiscal Year (1)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (3)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) (1)	Grant Date Fair Value of Stock and Option Awards (2)
Steven W. Berglund	5/1/12					250,000	$26.98	$2,258,750
	10/29/12				66,660	200,000	$23.53	$3,145,510
		$ -	$941,875	$2,825,625
Rajat Bahri	5/1/12					50,000	$26.98	$451,750
	10/29/12				16,000	40,000	$23.53	$691,880
		$ -	$296,704	$890,112
Mark A. Harrington	5/1/12					50,000	$26.98	$451,750
	10/29/12				14,000	40,000	$23.53	$644,820
		$ -	$296,704	$890,112
Christopher W. Gibson	5/1/12					50,000	$26.98	$451,750
	10/29/12				17,000	40,000	$23.53	$715,410
		$ -	$252,586	$757,758
Bryn A. Fosburgh	5/1/12				6,000	50,000	$26.98	$613,600
	10/29/12				14,000	40,000	$23.53	$644,820
		$ -	$296,622	$889,865
(1)	The exercise price for each of the stock options granted to the Named Executive Officers was equal to the closing price of the Company’s Common Stock on the date of grant.
(2)	Represents the aggregate grant date fair value for each of the stock options, and restricted stock units, calculated in accordance with FASB ASC Topic 718. All stock options and restricted stock units were granted under the Company’s 2002 Stock Plan.
(3)	The target incentive opportunities for the 2012 fiscal year were as follows: Mr. Berglund, 125% of his annual base salary; Messrs. Bahri, Harrington, Fosburgh, and Gibson, 80% of each of their annual base salaries.

Outstanding Equity Awards at Fiscal Year-End

The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended December 28, 2012. All shares and per share information are adjusted to reflect the 2-for-1 Stock Split, and option exercise prices have been rounded to the nearest cent.

Outstanding Equity Awards for the 2012 Fiscal Year
Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date (1)		Option Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Award Grant Date	Market Value of Shares or Units of Stock That Have Not Vested (3)
	Exercisable	Unexercisable
Steven W. Berglund	100,000	-	$20.30	10/20/2014		10/20/2007
	74,668	5,332	$14.00	4/21/2015		4/21/2008
	150,000	50,000	$9.98	10/20/2015		10/20/2008
	143,334	56,666	$10.01	5/19/2016		5/19/2009
	253,334	146,666	$10.84	10/23/2016		10/23/2009
	106,666	93,334	$15.40	4/27/2017		4/27/2010
	173,334	226,666	$18.10	10/26/2017		10/26/2010	7,000	10/26/2010	$205,100
	-	200,000	$21.53	5/3/2018		5/3/2011
	-	400,000	$20.64	10/28/2018		10/28/2011	4,000	10/28/2011	$117,200
	-	250,000	$26.98	5/1/2019		5/1/2012
	-	200,000	$23.53	10/29/2019		10/29/2012	66,660	10/29/2012	$1,953,138
Rajat Bahri	40,000	-	$8.50	12/20/2015	(4)	12/20/2005
	40,000	-	$20.30	10/20/2014		10/20/2007
	37,334	2,666	$14.00	4/21/2015		4/21/2008
	9,332	23,334	$9.98	10/20/2015		10/20/2008
	50,166	19,834	$10.01	5/19/2016		5/19/2009
	63,334	36,666	$10.84	10/23/2016		10/23/2009
	26,666	23,334	$15.40	4/27/2017		4/27/2010
	34,666	45,334	$18.10	10/26/2017		10/26/2010	8,000	10/26/2010	$234,400
	-	50,000	$21.53	5/3/2018		5/3/2011
	-	80,000	$20.64	10/28/2018		10/28/2011	3,200	10/28/2011	$93,760
	-	50,000	$26.98	5/1/2019		5/1/2012
	-	40,000	$23.53	10/29/2019		10/29/2012	16,000	10/29/2012	$468,800
Mark A. Harrington	50,000	-	$20.30	10/20/2014		10/20/2007
	1,332	2,668	$14.00	4/21/2015		4/21/2008
	4,666	23,334	$9.98	10/20/2015		10/20/2008
	2,334	19,832	$10.01	5/19/2016		5/19/2009
	2,666	29,334	$10.84	10/23/2016		10/23/2009
	6,668	23,332	$15.40	4/27/2017		4/27/2010
	34,666	45,334	$18.10	10/26/2017		10/26/2010	8,000	10/26/2010	$234,400
	-	50,000	$21.53	5/3/2018		5/3/2011
	-	80,000	$20.64	10/28/2018		10/28/2011	3,200	10/28/2011	$93,760
	-	50,000	$26.98	5/1/2019		5/1/2012
	-	40,000	$23.53	10/29/2019		10/29/2012	14,000	10/29/2012	$410,200
Christopher W. Gibson	18,000	-	$8.50	12/20/2015	(4)	12/20/2005
	14,000	1,000	$14.00	4/21/2015		4/21/2008
	41,666	8,334	$9.98	10/20/2015		10/20/2008
	40,134	15,866	$10.01	5/19/2016		5/19/2009
	50,666	29,334	$10.84	10/23/2016		10/23/2009
	26,668	23,332	$15.40	4/27/2017		4/27/2010
	34,666	45,334	$18.10	10/26/2017		10/26/2010	8,000	10/26/2010	$234,400
	-	50,000	$21.53	5/3/2018		5/3/2011
	-	80,000	$20.64	10/28/2018		10/28/2011	3,200	10/28/2011	$93,760
	-	50,000	$26.98	5/1/2019		5/1/2012
	-	40,000	$23.53	10/29/2019		10/29/2012	17,000	10/29/2012	$498,100
Bryn A. Fosburgh	1,668	3,332	$14.00	4/21/2015		4/21/2008
	4,666	23,334	$9.98	10/20/2015		10/20/2008
	2,334	19,834	$10.01	5/19/2016		5/19/2009
	2,666	29,334	$10.84	10/23/2016		10/23/2009
	668	9,332	$15.40	4/27/2017		4/27/2010
	2,666	45,334	$18.10	10/26/2017		10/26/2010	8,000	10/26/2010	$234,400
	-	50,000	$21.53	5/3/2018		5/3/2011
	-	80,000	$20.64	10/28/2018		10/28/2011	3,200	10/28/2011	$93,760
	-	50,000	$26.98	5/1/2019		5/1/2012	6,000	5/1/2012	$175,800
	-	40,000	$23.53	10/29/2019		10/29/2012	14,000	10/29/2012	$410,200

(1)

Unless otherwise noted, all stock options vest 40% on the second anniversary of the date of the grant and 1/60th of each stock option vests each month thereafter such that the stock options fully vest five years from the date of grant. These stock options have a term of seven years.

(2)	The restricted stock units shown in this column vest in full on the third anniversary of the grant date, subject to each Named Executive Officer’s continued employment with the Company. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(3)	The market value of the unvested portion of the restricted stock units for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on December 28, 2012, which was $29.30 (as adjusted to reflect the 2-for-1 Stock Split, and rounded to the nearest cent).
(4)

The stock options noted vest 20% on the first anniversary of the date of the grant and 1/60th each month thereafter such that the stock options fully vest five years from the date of grant. These options have a term of ten years.

Option Exercises and Stock Vested

The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of restricted stock units, during the fiscal year ended December 28, 2012. Share numbers have been adjusted to reflect the 2-for-1 Stock Split.

Option Exercises And Stock Vested In The 2012 Fiscal Year
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Steven W. Berglund	847,198	$13,407,986	40,000	$911,400
Rajat Bahri	387,334	$6,862,096	10,000	$227,850
Mark A. Harrington	291,843	$4,465,331	10,000	$227,850
Christopher W. Gibson	109,000	$1,761,861	8,000	$182,280
Bryn A. Fosburgh	242,832	$2,820,977	10,000	$227,850
(1)	The dollar amounts shown for option awards are determined by multiplying (x) the difference between the closing price of a share of our common stock on the Nasdaq on the exercise date and the option exercise price by (y) the number of shares exercised.
(2)	The dollar amounts show for stock awards are determined by multiplying the closing price of a share of our common stock on the date of vesting by the number of shares vesting.

Post-Employment Compensation

Deferred Compensation

The Company has adopted a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. Participants in the DCP may elect to defer a portion of their salary, bonus, commissions or director fees. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of 90% of the participant’s base salary and 100% of the participant’s bonus, commissions or director’s fees.

Except for Mr. Gibson, the Company has not made any contributions to the DCP, on behalf of the members of the Board of Directors or the Named Executive Officers or directors, even though the Company has the ability to do so under the terms of the DCP. In connection with Mr. Gibson’s relocation to the United States, and pursuant to a letter of assignment dated June 11, 2008, as amended on December 20, 2009, the Company agreed to contribute to the DCP on Mr. Gibson’s behalf in the amount of 5% of Mr. Gibson’s annual base salary and MIP earnings. The Company’s contribution is contingent upon Mr. Gibson contributing matching funds to the DCP. The Company’s contribution is made on a quarterly basis, and is net of applicable taxes.

Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.

The table below shows contributions to the DCP by, or on behalf of, each of the Named Executive Officers during the fiscal year ended December 28, 2012.

Nonqualified Deferred Compensation Plan for the 2012 Fiscal Year
Name	Executive Contributions in the 2012 fiscal year (1)	Company Contributions in the 2012 fiscal year	Aggregated Earnings (Losses) in the 2012 fiscal year	Aggregate Withdrawals or Distributions	Aggregate Balance at December 28, 2012 (2)
Steven W. Berglund	-	-	-	-	-
Rajat Bahri	$142,240	-	$31,820	$166,081	$334,168
Mark A. Harrington	-	-	$6,406		$340,836
Christopher W. Gibson	$61,038	$27,523(3)	$28,566	-	$297,302
Bryn A. Fosburgh	-	-	-	-	-
(1)	The amount of each Named Executive Officer’s contribution, if any, to the DCP is included in the Summary Compensation Table for each respective officer for the fiscal year in which such compensation was earned.
(2)	The amount shown in this column for Mr. Gibson includes $178,136 in contributions that previously were reported as compensation in the Summary Compensation Table for prior fiscal years.
(3)	The Company contribution amounts shown in the table above for Mr. Gibson reflect the amounts actually deposited into DCP during the 2012 fiscal year, whereas the amounts shown in the Summary Compensation Table reflect the amount of matching contributions Mr. Gibson earned for the 2012 fiscal year.

Potential Payments on a Change in Control

The Company’s Board of Directors approved a standard form of change in control and severance agreement for executive officers in 2003, and modified this form in 2008 to comply with Section 409A of the Code. All of the Named Executive Officers, including the chief executive officer, are parties to change in control and severance agreements with the Company.

The standard form of agreement provides that each of the executive’s then-unvested stock options will vest upon a change in control (as defined in the agreement). The standard agreement also provides that, if the executive’s employment is terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control, (i) the executive shall receive a severance payment equal to one year of base salary plus the highest of the executive’s target bonus for the fiscal year in which the change in control occurs, or in which the termination occurs, or the average of the executive’s bonus for the three years preceding the termination (each calculated in accordance with the terms of the agreement), (ii) the Company shall continue to provide the executive with medical and other insurance for a period of one year following the date of termination of employment on the same basis as provided prior to termination, and (iii) the executive may exercise any then-outstanding stock options for a period of one year following the date of termination of employment, unless such options expire earlier. Such executive will also be entitled to a pro rata portion of the executive’s target bonus for the year in which the termination of employment occurs (or if greater, a pro rata portion of the executive’s projected bonus for the year based on quarterly financial performance).

In the event that the benefits payable under the change in control and severance agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. None of the change in control and severance agreements provide for a tax “gross-up” obligation by the Company in the event that any Excise Tax becomes payable by a Named Executive Officer.

The foregoing description of the Change in Control and Severance Agreements is qualified in its entirety by the form of change in control and severance agreement filed as exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on March 2, 2009.

The Board of Directors evaluated a variety of factors that would constitute triggering events for executives and determined that those factors included in the form of change in control and severance agreement were appropriate.

The table below sets forth the estimated benefits that each respective Named Executive Officer would receive under his form of change in control severance agreement. The calculation of the estimated payments described in the table is based upon the assumption that a change in control event occurred on December 28, 2012, and that each Named Executive Officer’s employment terminated upon or immediately following such event.

All unvested stock options for the Named Executive Officers listed below will immediately vest upon the occurrence of a change in control event, as that term is defined in each named executive officer’s change in control and severance agreement. The amounts shown below reflect the aggregate number of shares underlying each executive’s unvested stock options that would have vested if a change in control event had occurred on December 28, 2012. In addition, under the terms of the Company’s 2002 Stock Plan, if the then unvested restricted stock units for the Named Executive Officers were assumed by an acquiring company, and the Named Executive Officers were terminated following a change in control, the restricted stock units would immediately vest.

Potential Payments upon a Change-in-Control
Name	Salary	Bonus Accrued but Unpaid as of Fiscal Year End (1)	Bonus (2)	Accrued Vacation	Health Benefits	Accelerated Vesting of Options and Restricted Stock Units (# of Shares, adjusted for 2-for-1 Stock Split)	Aggregate Market Value of Accelerated in-the-Money Options as of December 28, 2012 (3)	Aggregate Market Value of Accelerated Restricted Stock Units as of December 28, 2012 (4)	Total
Steven W. Berglund	$775,000	$1,436,018	$1,691,795	$152,019	$17,506	1,706,324	$15,437,656	$2,275,438	$21,785,432
Rajat Bahri	$385,000	$452,791	$525,597	$23,790	$18,712	398,368	$3,811,587	$796,960	$6,014,437
Mark A. Harrington	$385,000	$305,169	$390,737	$55,185	$12,022	389,034	$3,676,203	$738,360	$5,562,676
Christopher W. Gibson	$335,000	$193,167	$296,425	$63,135	$18,576	371,400	$3,284,359	$826,260	$5,016,922
Bryn A. Fosburgh	$385,000	$441,835	$424,692	$74,038	$12,022	381,700	$3,491,801	$914,160	$5,743,548
(1)	The incentive bonus amount represents the amount of bonus accrued under the MIP as of December 28, 2012.
(2)	Under the Company’s change in control and severance agreement, each Named Executive Officer is entitled to receive the highest of the target bonus for the 2012 fiscal year in which the change in control occurs or in which the termination occurs, or the average of the executive’s bonuses for the three years preceding the termination. For each Named Executive Officer, the amounts shown are the averages of the bonuses for the prior 3 years for such executives.
(3)	The amounts shown in this column represent the market value of the unvested options on December 28, 2012, less the exercise price of such options. The closing price of the Company’s common stock on December 28, 2012 was $29.30 (as adjusted to reflect the 2-for-1 Stock Split, and rounded to the nearest cent).
(4)	The aggregate market value of the unvested portion of the restricted stock units for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s common stock on December 28, 2012, which was $29.30 (as adjusted to reflect the 2-for-1 Stock Split, and rounded to the nearest cent).

Chief Executive Officer

In addition, Mr. Berglund is eligible to receive certain severance benefits pursuant to a letter of employment dated March 17, 1999. In the event of an involuntary termination, or upon his disability or any termination other than for cause, Mr. Berglund is eligible to receive 12 months severance pay at an amount equal to his base salary at the date of separation, plus one half of his annual bonus accrued to the date of separation.

An “Involuntary Termination” under the letter of employment means: (i) without Mr. Berglund’s consent, his assignment to any duties or the significant reduction of his duties, either of which is inconsistent with his position or title with the Company and responsibilities in effect immediately prior to such assignment, or his removal from such position and responsibility, or a reduction in his title; (ii) a greater than 10% reduction by the Company in Mr. Berglund’s base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Company agree to a similar reduction in base compensation; or (iii) any purported termination of Mr. Berglund by the Company (other than a voluntary termination initiated by Mr. Berglund) which is not effected for disability or for cause.

Mr. Berglund would not receive severance benefits under the letter of employment if he: (i) is convicted of a felony; (ii) commits a willful act which constitutes gross misconduct and which is injurious to the Company and which is not cured within 30 days after written notice of such breach is given to Mr. Berglund by the Board of Directors; or (iii) continuously and repeatedly refuses to abide by the reasonable directions of the Board of Directors. The description of Mr. Berglund’s employment letter is qualified in its entirety by the text of the letter of employment dated March 17, 1999, which is filed as exhibit 10.67 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

The table below sets forth the estimated severance payments to Mr. Berglund upon an involuntary termination, disability or a termination other than for cause under the letter of employment dated March 17, 1999. The amounts shown assume that an involuntary termination event occurred on December 28, 2012. Upon termination of Mr. Berglund’s employment on or following the occurrence of a change in control event, Mr. Berglund would be entitled to the severance amount set forth below in addition to the amount described in the table above.

12 Months’ Base Salary	50% of Accrued Bonus	Total
$ 775,000	$ 718,009	$ 1,493,009

Christopher W. Gibson

In connection with Mr. Gibson’s relocation to the United States, and pursuant to a letter of assignment dated June 11, 2008 as amended on December 20, 2009, the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination of employment by the Company (other than for gross misconduct) at any time or in the event of Mr. Gibson’s retirement from the Company after 2016. The letter of assignment does not provide for a tax “gross-up” obligation by the Company in the event that any additional taxes become payable by Mr. Gibson under these arrangements.

Death Benefits

The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum or provided to such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) on the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the MIP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on December 28, 2012:

Name	6 Months Base Salary	Aggregate Market Value of Accelerated Vesting of Options and Restricted Stock Units (# of Shares, adjusted for 2-for- 1 Stock Split) (1)	Life Insurance (2)	Health Benefits (3)	Pro Rata Bonus (4)	Total (5)
Steven W. Berglund	$387,500	$500,063	$1,420,000	$13,663	$1,436,018	$3,757,244
Rajat Bahri	$192,500	$100,006	$684,624	$13,267	$452,791	$1,443,188
Mark A. Harrington	$192,500	$100,006	$684,624	$7,031	$305,169	$1,289,330
Christopher W. Gibson	$167,500	$100,006	$553,500	$12,628	$193,167	$1,026,801
Bryn A. Fosburgh	$192,500	$100,006	$624,000	$7,031	$441,835	$1,365,372
(1)	The market value of the accelerated portion of the restricted stock units and stock options for each Named Executive Officer was calculated by using the closing price of the Company’s Common Stock on December 28, 2012, which was $29.30 (as adjusted to reflect the 2-for-1 Stock Split, and rounded to the nearest cent).
(2)	Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as his or her base salary as of September 1st of the previous fiscal year.
(3)	Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents.
(4)	The incentive bonus amount represents the amount of bonus accrued but unpaid under the MIP as of December 28, 2012.
(5)	Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while travelling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2x his or her base salary.

Tax and Accounting Treatment; Other Information.

Tax and Accounting Treatment

Section 162(m) of the Code generally limits the deductibility by the Company of compensation in excess of $1,000,000 paid to certain executive officers to the extent the compensation is not considered performance-based. The Compensation Committee and the Board of Directors believe that it is essential to reward and motivate executives based on the assessment of the individual’s performance, the current market conditions and the individual’s contribution to the success of the Company. The Compensation Committee and the Board of Directors also believe that preserving the Company’s future tax deductions under Section 162(m) is beneficial to the Company and its shareholders. However, the Compensation Committee and the Board of Directors reserve the right to award compensation to executive officers that may not be deductible under Section 162(m) where such compensation furthers overall compensation objectives and is in the best interest of the Company’s shareholders.

A portion of the compensation paid by the Company to Messrs. Berglund, Harrington, Gibson and Fosburgh for the 2012 fiscal year may not be fully deductible for federal income tax purposes if such compensation does not satisfy the requirements of performance-based compensation under Section 162(m).

To the extent that non-performance based compensation received by certain executive officers in a future year would exceed $1,000,000, the amount in excess of $1,000,000 would not be deductible by the Company.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent auditor.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. Ernst & Young, the Company’s current independent auditor, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with Ernst & Young the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.

The Audit Committee has discussed with Ernst & Young those matters required to be discussed by Statement of Auditing Standards No. 61 (“Communication With Audit Committees”), as amended by Statement of Auditing Standards No. 90 (“Audit Committee Communications”). Ernst & Young has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Ernst & Young its independence from management and the Company and has also determined that Ernst & Young’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of Ernst & Young with respect to the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2012.

Submitted by the Audit Committee of the Company’s Board of Directors,

William Hart, Chairman	Bradford W. Parkinson, Member	Mark S. Peek, Member
Audit Committee	Audit Committee	Audit Committee

Nickolas W. Vande Steeg, Member

Audit Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 8, 2013, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 255,724,032 shares of the Company’s Common Stock outstanding at March 8, 2013. The share numbers below have been adjusted to reflect the 2-for-1 Stock Split.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland, 21202 (1)	24,632,142	9.6%
Black Rock, Inc. 40 East 52nd Street, New York, New York, 10022 (2)	14,887,956	5.8%
PRIMECAP Management Company 225 South Lake Avenue #400, Pasadena, CA 91101 (3)	13,566,146	5.3%
(1)	The information is based upon Schedule 13G/A as filed with the SEC on February 11, 2013. T. Rowe Price Associates, Inc. (“Price Associates”) does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients, which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as may be indicated if this is a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (“T. Rowe Price Funds”), not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.
(2)	The information is based upon Schedule 13G/A as filed with the SEC on February 11, 2013. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Trimble Navigation Limited. No one person’s interest in the common stock of Trimble Navigation Limited is more than five percent of the total outstanding common shares.
(3)	The information is based upon Schedule 13G/A as filed with the SEC on February 14, 2013.

Security Ownership of Management

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 8, 2013, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on 255,724,032 shares of the Company’s Common Stock outstanding at March 8, 2013 (as adjusted to reflect the 2-for-1 Stock Split).

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Steven W. Berglund (2)	1,253,056	*
John B. Goodrich (3)	114,722	*
William Hart (4)	479,404	*
Merit E. Janow (5)	93,334	*
Ulf J. Johansson (6)	250,000	*
Ronald S. Nersesian (7)	60,000	*
Bradford W. Parkinson (8)	60,016	*
Mark S. Peek (9)	100,000	*
Nickolas W. Vande Steeg (10)	63,700	*
Rajat Bahri (11)	354,363	*
Mark A. Harrington (12)	153,186	*
Christopher W. Gibson (13)	273,646	*
Bryn A. Fosburgh (14)	64,462	*
All Directors and Executive Officers, as a group (17 persons) (2-14)	3,890,703	1.5%

*	Indicates less than 1%
(1)	The business address of each of the persons named in this table is: c/o Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085.
(2)	Includes 1,046,668 shares subject to options exercisable on or prior to May 7, 2013, and 185,060 shares held in trust.
(3)	Includes 30,834 shares subject to options exercisable on or prior to May 7, 2013.
(4)	Includes 280,000 shares subject to options exercisable on or prior to May 7, 2013.
(5)	Includes 93,334 shares subject to options exercisable on or prior to May 7, 2013.
(6)	Includes 250,000 shares subject to options exercisable on or prior to May 7, 2013.
(7)	Includes 60,000 shares subject to options exercisable on or prior to May 7, 2013.
(8)	Includes 16 shares held by Dr. Parkinson’s spouse, and 60,000 shares subject to options exercisable on or prior to May 7, 2013.

(9)	Includes 90,000 shares subject to options exercisable on or prior to May 7, 2013.
(10)	Includes 60,000 shares subject to options exercisable on or prior to May 7, 2013.
(11)	Includes 353,500 shares subject to options exercisable on or prior to May 7, 2013.
(12)	Includes 153,000 shares subject to options exercisable on or prior to May 7, 2013.
(13)	Includes 267,866 shares subject to options exercisable on or prior to May 7, 2013.
(14)	Includes 64,000 shares subject to options exercisable on or prior to May 7, 2013.

Equity Compensation Plan Information

The following table sets forth, as of December 28, 2012, the total number of securities outstanding under the Company’s stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans. For a complete description of the Company’s equity compensation plans, please see Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 28, 2012, included in the Company’s annual report on Form 10-K filed with the SEC on February 25, 2013. All numbers have been adjusted to reflect the 2-for-1 Stock Split.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	16,966,128	$16.93	20,882,736
Equity compensation plans not approved by security holders (1)	-	-	5,454
Total	16,966,128	$16.93	20,888,190
(1)	In 1992, Trimble’s board of directors approved the 1992 Employee Stock Bonus Plan (“Bonus Plan”). As of December 28, 2012, there were no options outstanding to purchase shares and 5,454 shares were available for future grant under the 1992 Employee Stock Bonus Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended December 28, 2012 file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

On February 14, 2013, Mr. Berglund filed a Form 5 reporting the sale of an aggregate of 22,500 shares on November 20, 2012, the gift of 4,000 shares on November 19, 2012, and the gifts of an aggregate of 13,500 shares on December 19, 2012.

To the Company’s knowledge, except as described above, and based solely on its review of the copies of such forms received by the Company, all other Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with on a timely basis during the fiscal year ended December 28, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.

In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available in the “Investors” section of the Company’s website at www.investor.trimble.com under the heading “Corporate Governance — Governance Documents.” Pursuant to the Policy all employees must disclose to the Company’s Compliance Officer all actual or apparent conflicts of interests and the Company’s Senior Officers (which is defined in the Policy as the Company’s chief executive officer, chief financial officer, corporate controller and any other person performing similar functions) must obtain prior written approval from the compliance officer or the chairman of the Audit Committee for any apparent conflicts of interest. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.

In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•	the importance of the transaction to the related person and to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Shareholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.

OTHER MATTERS

The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the Internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.

For the Board of Directors

ULF J. JOHANSSON

Chairman of the Board

Dated: March 22, 2013

TRIMBLE NAVIGATION LIMITED

935 STEWART DRIVE

SUNNYVALE, CA 94085

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55220-P37138-Z59967 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TRIMBLE NAVIGATION LIMITED

For

Withhold

For All

All

All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR

the following:

1. Election of Directors

Nominees:

01) Steven W. Berglund

05) Ulf J. Johansson

02) John B. Goodrich

06) Ronald S. Nersesian

03) William Hart

07) Mark S. Peek

04) Merit E. Janow

08) Nickolas W. Vande Steeg

The Board of Directors recommends you vote FOR the following proposals:

For

Against

Abstain

2. To approve the compensation for our Named Executive Officers.

3. To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending January 3, 2014.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

To cumulate votes as to a particular nominee as explained

in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

Please indicate if you plan to attend this meeting.

Yes

No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M55221-P37138-Z59967

TRIMBLE NAVIGATION LIMITED Annual Meeting of Shareholders May 7, 2013 5:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven W. Berglund and Rajat Bahri, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRIMBLE NAVIGATION LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 5:30 PM, Pacific Time on May 7, 2013, at 945 Stewart Drive, Sunnyvale, California 94085 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side